Exhibit (d)(4)

FIRST AMENDMENT TO
WARRANT AGREEMENT

This First Amendment to Warrant Agreement (this “Amendment”) is made as of January 27, 2017 between Aytu Bioscience, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), and VStock Transfer, LLC (the “Warrant Agent”) and amends that certain Warrant Agreement, dated as of November 2, 2016, by and between the Company and the Warrant Agent (the “Agreement”). All capitalized terms used but not defined in this Amendment shall have the meanings provided in the Agreement.

WHEREAS, Section 8.12(c) of the Agreement provides that the terms of the Agreement may be amended by the Company and the Warrant Agent without consent of the holders of the Warrants, provided the terms of such amendment are not adverse to the interest of the holders of the Warrants; and

WHEREAS, the Company desires to amend the terms of the Warrants issued under the Agreement to temporarily reduce the Warrant Price, which is a change beneficial to the holders of the Warrants; and

WHEREAS, Warrant Agent agrees to amend the Agreement to provide for such temporary reduction in the Warrant Price.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Temporary Amendment of Warrant Price. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

3.1 Warrant Price. Each Warrant entitles the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $1.86 per whole share, subject to any adjustments provided in Section 4 hereof (the “Warrant Price”). Notwithstanding the preceding sentence, the Warrant Price shall be temporarily reduced to $0.75 per whole share from the date of this Amendment until the expiration date of the Offer to Exercise, filed with the Securities and Exchange Commission as Exhibit (a)(1)(B) to the Company’s Schedule TO on or about the date of this Amendment (the “Offer to Exercise”), which expiration is initially set as 11:59 P.M. Eastern Time on the evening February 27, 2017 but may be extended by the Company in its sole discretion as described in the Offer to Exercise (the “Expiration Time”). Immediately after the Expiration Time, the Warrant Price shall revert to $1.86 per whole share, subject to any adjustments provided in Section 4 hereof, without any further action of the Company or the Warrant Agent.

2.	No Further Amendment. Except for the changes explicitly set forth herein, the Agreement shall remain in full force and effect pursuant to its original terms.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

AYTU BIOSCIENCE, INC.

By:	/s/ Gregory A. Gould Name: Gregory A. Gould Title: Chief Financial Officer

VSTOCK TRANSFER, LLC, as Warrant Agent

By:	/s/ Yoel Goldfeder Name: Yoel Goldfeder Title: CEO

[Signature Page to First Amendment to Warrant Agreement]